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                                                                 EXHIBIT 12-2

MCN INVESTMENT CORPORATION AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN THOUSANDS)


                                                  Twelve Months     Twelve Months        Twelve Months
                                                      Ended             Ended               Ended
                                                  March 31, 1997   December 31, 1996   December 31, 1995
                                                  --------------   -----------------   -----------------
 EARNINGS AS DEFINED (1) (4)
 Pre-tax income (2)                                    $24,515             $21,899          $13,163
 Fixed charges (3)                                      46,141              41,628           24,748
                                                    ----------          ----------       ----------

      Earnings as defined                              $70,656             $63,527          $37,911
                                                    ==========          ==========       ==========

 FIXED CHARGES AS DEFINED (1)  (4)
 Interest, expensed                                    $44,846             $40,523          $24,151
 Interest, capitalized                                  10,019               8,002            5,895
 Amortization of debt discounts, premium
      and expense                                        1,127                 982              520
 Interest implicit in rentals                              168                 123               77
                                                    ----------          ----------       ----------
      Fixed charges as defined                         $56,160             $49,630          $30,643
                                                    ==========          ==========       ==========

 Ratio of Earnings to Fixed Charges                       1.26                1.28             1.24
                                                    ==========          ==========       ==========


(1) Earnings and fixed charges are defined and computed in accordance with Item 503 of Regulation S-K.

(2) This amount represents the aggregate of (a) the pre-tax income from from continuing operations of MCN Investment and its majority--owned subsidiaries, (b) MCN Investment's share of pre- tax income of its 50% owned companies, and (c) any income actually received from less than 50% owned companies.

(3) Fixed charges added to earnings are adjusted to exclude interest capitalized during the period.

(4)       In June 1996, MCN completed the sale of The Genix Group, its
          computer operations subsidiary.   For purposes of calculating the
          Ratio of Earnings to Fixed Charges, it has been classified as a discontinued operation and therefore excluded from the ratio for all periods presented.